Company No 5587424

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

CULLUM CAPITAL VENTURES LIMITED

1. The Company's name is Cullum Capital Ventures Limited[2].

2. The Company's registered office is to be situated in England and Wales.

3. The Company's objects are:

3.1 To carry on business as a general commercial company; that is to say:

3.1.1 to carry on any trade or business whatsoever; and

3.1.2 to do all such things as are incidental or conducive to the carrying on of any trade or business;

3.2 to borrow or raise money in any manner and to secure by mortgage, charge or lien on the whole or any part of the Company's undertaking and property (whether present or future) including its uncalled capital, the discharge by the Company or any other person of any obligation or liability;

3.3 to lend money and advance or give credit with or without security, but not to carry on the business of a registered money lender;

3.4 generally to purchase, take on lease or exchange, hire or, by other means, acquire any real or personal property and any rights or privileges over or in respect of it;

3.5 to sell, lease, let on hire or otherwise dispose of any real or personal property or the undertaking of the Company, or any part of it, for such consideration as the directors think fit;

3.6 to guarantee support or secure whether by personal obligation or covenant or by mortgaging or charging all or any part of the undertaking property and assets (present and future) and uncalled capital of the Company or by any one or more or all of such

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[2] The company changed its name from Broomco (3923) Limited to Cullum Capital Ventures Limited by a written resolution of the members on 8 November 2005.

methods or by any other method the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of, and premiums, interest, dividends, and other moneys payable on or in respect of, any debentures, debenture stock, loan stock, shares or other securities, liabilities or obligations of any person firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding company, as defined by Section 736 of the Companies Act 1985, (as re-enacted by the Companies Act 1989 or any subsequent re-enactment or amendment thereof) or a subsidiary undertaking or parent undertaking (as defined by section 258 of the Companies Act 1985 or any re-enactment or amendment thereof) of the Company, or another subsidiary of such holding company, or otherwise associated with the Company in business or through shareholdings;

3.7 to establish and maintain, or procure the establishment and maintenance of, any non-contributory or contributory pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any persons who are or were at any time directors or officers of, or in the employment or service of, the Company or of any company which is a subsidiary of the Company or is allied to or associated with the Company or any such subsidiary or of any company which is a predecessor in business of the Company or of any such other company as aforesaid, and the wives, widows, families and dependants of any such persons as aforesaid and to make payments for or towards insurance for the benefit of any such persons as aforesaid;

3.8 to establish and contribute to any scheme for the purchase of, or subscription by trustees for shares in the Company to be held for the benefit of the employees of the Company and to lend money to such employees or to trustees on their behalf to enable them to purchase or subscribe for shares in the Company and to formulate and carry into effect any scheme for sharing the profits of the Company with employees or any of them;

3.9 to purchase and maintain insurance cover for directors and other officers or auditors of the Company against any liability to the Company or to any other person against any negligence, default, breach of duty or breach of trust or any other liabilities which may lawfully be insured against;

3.10 to amalgamate with any other company;

3.11 to make donations, gifts or contributions of any kind and for any purpose to any organisation, club or society whatsoever; and

3.12 to pay or settle any claims made against the Company whether legally enforceable or not,

and to do any of the foregoing either with or without receiving any payment or other consideration or benefit therefor and either in connection with any other business, activity or transaction or by itself.

AND SO THAT:

3.13 Each of the objects specified in each sub-clause of this clause 3 shall, except where otherwise expressed in such sub-clause, be regarded as an independent main object

and shall not be limited or restricted by reference to or inference from the terms of any other sub-clause of this clause 3 or the name of the Company.

3.14 None of the sub-clauses of this clause 3 or the objects or powers specified or conferred in those sub-clauses shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the Company shall have as full a power to exercise all or any of the objects and powers provided in each sub-clause as if each sub-clause contained the objects of a separate company.

3.15 The word "company" in this clause 3 (except where it refers to this Company) shall be deemed to include any person or partnership or other body of persons whether incorporated or unincorporated and whether domiciled in the United Kingdom or elsewhere and words denoting the singular only shall include the plural and vice versa.

4. The liability of the members is limited.

5. The Company's share capital is £1,000 divided into 1,000 shares of £1 each.

We, the subscriber to this Memorandum of Association wish to be formed into a company pursuant to this Memorandum and we agree to take the number of shares in the capital of the Company shown opposite our name.

NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER	NUMBER OF SHARES TAKEN BY THE SUBSCRIBER
DLA PIPER RUDNICK GRAY CARY UK NOMINEES LIMITED FOUNTAIN PRECINCT BALM GREEN SHEFFIELD S1 1RZ Limited Company	ONE

Dated: 0 4 OCT 2005

Witness to the above signature:

C. Mason

CAROLINE MASON
FOUNTAIN PRECINCT
BALM GREEN
SHEFFIELD
S1 1RZ

Secretary